Exhibit 99.1

News Release
INTERNATIONAL GAME TECHNOLOGY ANNOUNCES
CONVERTIBILITY OF ZERO-COUPON DEBENTURES
     (Reno, NV — July 14, 2006) — International Game Technology (NYSE: IGT) today announced that as of July 18, 2006, the market price condition for convertibility of its Zero-Coupon Convertible Debentures due January 29, 2033 (Debentures) will have been satisfied with respect to the conversion period beginning July 18, 2006 and ending October 13, 2006.
     During the conversion period, holders of the Debentures issued under the indenture dated January 29, 2003 will be able to convert each Debenture ($1,000 principal amount at maturity) into 21.1704 shares of IGT common stock.
     During the same period, holders of the Debentures issued in the recent exchange offer under the indenture dated April 4, 2006 will receive upon conversion a combination of cash and shares, if any, as described in the indenture.
     Statements in this release which are not historical facts are “forward looking” statements under the Private Securities Litigation Reform Act of 1995. Although IGT believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update forward-looking statements to reflect future events or circumstances. Information on risks and factors that could affect IGT’s business and financial results are included in public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
     CONTACT: Patrick Cavanaugh, Executive Director of Investor Relations, (866) 296-4232
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